EXHIBIT 99.1



                  VALCOR REPORTS HIGHER SECOND QUARTER EARNINGS


    DALLAS, TEXAS . . July 28, 1994 . . Valcor, Inc.'s operating income for the second quarter of 1994 increased 41% to $18.9 million on a 13% increase in sales to $98 million. For the first six months of the year, operating income increased 29% to $30.7 million and sales increased 10% to $183 million. The improvements in sales, earnings and margins, driven by higher volumes in the Company's forest products and hardware products segments, were also enhanced by higher average selling prices for medium density fiberboard, the Company's principal forest product. In the fast food segment, results comparable to the 1993 periods were achieved despite a slightly lower average number of stores.

    The Company's higher operating earnings more than offset higher 1994 interest expense resulting from the Company's recapitalization during the last half of 1993. The Company's net income increased 18% to $9.1 million for the second quarter while net income of $13.3 million for the first six months of 1994 approximated that of the first half of last year.

    Valcor, Inc., a wholly-owned subsidiary of Valhi, Inc. (NYSE:VHI), is engaged through subsidiaries in the forest products, hardware products and fast food industries. In connection with the registration of its 95/8% Senior Notes Due 2003, Valcor files periodic reports with the Securities and Exchange Commission.

                                    * * * * *

                                  VALCOR, INC.

                       SUMMARY OF CONSOLIDATED OPERATIONS

                                   (UNAUDITED)

                                  (IN MILLIONS)


                                                    Three months ended            Six months ended
                                                         June 30,                     June 30,
                                                           1993        1994             1993         1994

Net sales
  Forest products                                         $43.9       $53.4            $ 83.5       $ 93.4
  Hardware products                                        16.0        17.5              30.4         35.5
  Fast food                                                27.3        27.6              53.4         54.3

                                                          $87.2       $98.5            $167.3       $183.2

Operating income
  Forest products                                         $ 7.4       $11.6            $ 12.8       $ 16.7
  Hardware products                                         3.9         5.0               7.0         10.1

  Fast food                                                 2.1         2.3               4.0          3.9

    Total operating income                                 13.4        18.9              23.8         30.7

Disposition of business unit                                -           -                  .5          -
Interest expense                                            (.9)       (4.3)             (1.9)        (8.6)

    Income before income taxes                             12.5        14.6              22.4         22.1

Provision for income taxes                                  4.8         5.5               8.6          8.8

      Net income                                          $ 7.7       $ 9.1            $ 13.8       $ 13.3


                                  VALCOR, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                  (IN MILLIONS)


                                                                           December 31,         June 30,
                                                                               1993               1994
                                                                                               (Unaudited)

Current assets                                                                     $ 70.6            $ 79.0
Timber and timberlands                                                               51.9              53.6
Other noncurrent assets                                                              33.2              34.0
Property and equipment                                                              116.8             133.2

                                                                                   $272.5            $299.8


Current liabilities                                                                $ 46.7            $ 57.9
Long-term debt                                                                      185.7             189.2
Other noncurrent liabilities                                                         26.2              27.4
Stockholder's equity                                                                 13.9              25.3

                                                                                   $272.5            $299.8


                   CONDENSED CONSOLIDATED CASH FLOW STATEMENTS

                     SIX MONTHS ENDED JUNE 30, 1993 AND 1994
                                   (UNAUDITED)

                                  (IN MILLIONS)

                                                                                           1993        1994

Cash provided by operating activities:
  Before working capital changes                                                          $ 22.2      $ 22.7
  Changes in assets and liabilities                                                          1.5          .2
                                                                                            23.7        22.9
Cash provided (used) by investing and financing activities:
  Capital expenditures                                                                      (9.2)      (25.9)
  Net borrowings (repayments)                                                               (8.1)       10.2
  Dividends                                                                                (11.4)       (1.5)
  Other, net                                                                                  .9         (.1)

    Net cash provided (used)                                                              $ (4.1)     $  5.6
